Exhibit 10.1

AMENDMENT No. 8 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 8 to the Executive Employment Agreement (“Amendment No. 8”) is entered into and effective as of July 31, 2020 (the “Effective Date”) by and between PetMed Express, Inc. (“PetMed” or the “Company”) and Menderes Akdag (the “Executive”).

WHEREAS, PetMed and the Executive entered into an Executive Employment Agreement dated March 16, 2001 (“Executive Employment Agreement”), which was subsequently amended by Amendment No. 1 to Executive Employment Agreement on March 16, 2004, Amendment No. 2 to the Executive Employment Agreement on February 27, 2007 with an effective date of March 16, 2007, Amendment No. 3 to the Executive Employment Agreement on February 8, 2010 with an effective date of March 16, 2010, Amendment No. 4 to the Executive Employment Agreement on January 25, 2013 with an effective date of March 16, 2013, Amendment No. 5 to the Executive Employment Agreement on January 29, 2016 with an effective date of March 16, 2016, and Amendment No. 5a to the Executive Employment Agreement on March 15, 2019 with an effective date of March 16, 2019, Amendment No. 6 to the Executive Employment Agreement on May 13, 2019 with an effective date of May 13, 2019, and Amendment No. 7 to the Executive Employment Agreement on July 12, 2019 with an effective date of July 12, 2019 (collectively with the Executive Employment Agreement shall be referred to as the “Agreement”), which Agreement is due to expire the earlier of the date of the Company’s 2020 Annual Stockholders’ Meeting or August 1, 2020, and PetMed and the Executive wish to further amend the Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

Effective as of July 31, 2020, so much of Section 4 of the Agreement, which reads “The Term of employment hereunder will commence on July 26, 2019 and end on the earlier of (i) the date of the Company’s 2020 Annual Stockholders’ Meeting, or (ii) August 1, 2020...” is hereby revised to read “The Term of employment hereunder will commence on July 31, 2020 and end on the earlier of (i) the date of the Company’s 2021 Annual Stockholders’ Meeting, or (ii) July 31, 2021...”

Sections 5(a) and 5(b) of the Agreement shall be deleted and replaced with the following:

●

a. Salary. The Executive shall be paid a base salary (“Base Salary”), payable in accordance with the Company’s policies from time to time for senior executives, at an annual rate of Six Hundred Twenty Six Thousand Eight Hundred Sixty Dollars ($626,860.00). The Base Salary for any extension of the Agreement for an additional one year period following the expiration of this Amendment No. 8 may be increased based on the percentage increase, if any, in salary described below based on pre-determined individual and corporate-wide performance goals and objectives approved by the Board of Directors for fiscal year 2021. The evaluation method used will measure performance against planned objectives that can be determined quantitatively on a rating scale of 1 to 5 (with 5 being the highest rating), apportioning weight to each goal as a percentage (totaling 100%) and based on the final ratings, awarding a percentage increase in salary as indicated below:

5 – 10% increase in salary

4 – 7% increase in salary

3 – 4% increase in salary

2 – 2% increase in salary

1 – 0% increase in salary

Exhibit 10.1 Page 1 of 3

The Base Salary for any extension of the Agreement for an additional one year period following the expiration of this Amendment No. 8 will be based on the achievement of the following fiscal 2021 goals (“Fiscal 2021 Goals”), on a percentage basis: Net Revenue (35%), Net Income (35%), New Order Sales (20%), and the Employee Engagement Survey (10%).

●	b. Grant of Stock. In accordance with the terms of the PetMed Express, Inc. 2016 Employee Equity Compensation Restricted Stock Plan, and:

subject to the further terms, conditions and restrictions contained in a separate agreement, titled “Restricted Stock Agreement Pursuant To PetMed Express, Inc. 2016 Restricted Stock Plan,” to be entered into by and between the Company and the Executive on July 31, 2020, incorporated herein by reference upon its execution, the Executive will be granted 37,800 restricted shares of the Company's common stock, par value $.001 per share, to vest on July 31, 2021; and

subject to the Company and the Executive entering into an extension of the Agreement for an additional one year period following the expiration of this Amendment No. 8, and to the further terms, conditions and restrictions contained in a separate agreement, titled “Restricted Stock Agreement Pursuant To PetMed Express, Inc. 2016 Restricted Stock Plan,” to be entered into by and between the Company and the Executive on the earlier of (i) the date of the Company’s 2021 Annual Stockholders’ Meeting, or (ii) July 31, 2021, the Executive will be granted restricted stock, to vest on the one year anniversary of the grant date, in the below amounts based on the Fiscal 2021 Goals and the same pre-determined individual and corporate-wide performance goals and objectives approved by the Board of Directors upon which the Executive’s salary under Section 5(a) is based:

5 – 50,000 shares of restricted stock

4 – 45,000 shares of restricted stock

3 – 40,000 shares of restricted stock

2 – 35,000 shares of restricted stock

1 – 30,000 shares of restricted stock

The Company will pay the current withholding tax percentage for stock compensation awards according to current IRS guidelines.  The Company will also pay the Executive the Executive’s withholding tax by providing Executive gross up compensation, which includes the withholding tax on the tax benefit paid by the Company, in an amount similar to other employees of the company as approved by the Board of Directors, which currently is approved for up to 28.2% (based on the current IRS withholding guidelines according to IRS guidelines of 22%) for employees.  This approved 28.2% withholding and tax benefit % may fluctuate based on changes in the withholding percentage. The actual withholding tax obligation is determined by using the following formula: Fair Market Value of Vested Shares divided by (1.0 – .22) = Total grossed-up income which includes withholding taxes. The 22% rate is based on current withholding guidelines. This percentage may change in future years. This total grossed-up amount is then multiplied by the current withholding percentage to determine the actual withholding tax amount to be paid by the Company. FICA taxes on the grossed-up amount will be paid by the Executive.

Except as expressly provided in this Amendment No. 8, all other terms, conditions and provisions of the Agreement shall continue in full force and effect as provided therein.

Exhibit 10.1 Page 2 of 3

            IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 8 as of the date set forth in the first paragraph above.

PetMed Express, Inc.

By:	/s/ Robert C. Schweitzer
Robert C. Schweitzer
Chairman of the Board

Executive

/s/ Menderes Akdag
Menderes Akdag

Exhibit 10.1 Page 3 of 3